UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 3, 2006

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803
(Address of principal executive offices)

(781) 238-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Departure of Director

On February 3, 2006, William J. Geary voluntarily resigned as a director of the Company.  There is no disagreement between the Company and Mr. Geary relating to the Company’s operations, policies, or practices.

(d) Appointment of Director

In accordance with the Company’s articles of association, the Company’s board of directors has appointed Yochai Hacohen as a director of the Company effective February 9, 2006 to serve until the next annual meeting of shareholders.

Mr. Hacohen is a partner in Fortissimo Capital Funds G.P. L.P. (“Fortissimo”).  As reported in the Company’s Form 8-K filed on January 31, 2006, Fortissimo and the Company have entered into a term sheet for an investment by Fortissimo in preferred shares and convertible debt of the Company.  Fortissimo has provided the Company with interim financing pursuant to a bridge loan agreement that provides for up to $500,000 of bridge loans, of which the Company has borrowed $200,000 to date.

Mr. Hacohen joined Fortissimo in May 2004 and became a partner in 2005.  From October 2003 through May 2004, Mr. Hacohen served as the General Manager of a U.S. division of Magal Security Systems Ltd., a provider of hardware and software solutions for the surveillance market.  From October 1998 through September 2002, Mr. Hacohen served as the Director of EMEA Sales and Marketing for the video recording division of Nice Systems Ltd., a provider of digital video and audio recording solutions.  Mr. Hacohen received an MBA in marketing from Tel Aviv University.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADVIEW SOFTWARE LTD.

Date: February 10, 2006	/s/ CHRISTOPHER DINEEN
Christopher Dineen
Chief Financial Officer